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                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                            NETFRAN DEVELOPMENT CORP.

                                      * * *


                                    ARTICLE 1
                                      NAME

         The name of this corporation is NETFRAN DEVELOPMENT CORP.

                                    ARTICLE 2
                                     PURPOSE

         The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which business corporations may be organized.

                                    ARTICLE 3
                                  CAPITAL STOCK

         The total amount of capital stock which this Corporation shall have the authority to issue shall be 50,000,000 shares of Common Stock of the par value of $.001 per share.

                                    ARTICLE 4
                        RIGHT TO AMEND OR REPEAL ARTICLES

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation or any amendment hereto, in the manner now or hereafter prescribed by statute, and all rights and powers herein conferred on shareholders are granted subject to this reserved power.

                                    ARTICLE 5
                   INDEMNIFICATION OF DIRECTORS, OFFICERS AND
                        OTHER AUTHORIZED REPRESENTATIVES

        Section 1. INDEMNIFICATION IN ACCORDANCE WITH BYLAWS. The Corporation shall indemnify its officers, directors, employees and agents against liabilities, damages, settlements and expenses (including attorneys' fees) incurred in connection with the Corporation's affairs, and shall advance such


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expenses to any such officers, directors, employees and agents, to the full extent permitted by law, and as more particularly set forth in the Corporation's Bylaws. Such indemnification provisions of the Corporation's Bylaws may be enacted and modified from time to time by resolution of the Corporation's Board of Directors.

        Section 2. EFFECT OF MODIFICATION. Any repeal or modification of any provision of this Article 5 by the shareholders of the Corporation shall not adversely affect any right to protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

        Section 3. LIABILITY INSURANCE. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent to another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provision of this Article 5.

        Section 4. NO RIGHTS OF SUBROGATION. Indemnification hereunder and under the Bylaws shall be a personal right and the Corporation shall have no liability under this Article 5 to any insurer or any person, corporation, partnership, association, trust or other entity (other than the heirs, executors or administrators of such person) by reason of subrogation, assignment or succession by any other means to the claim of any person to indemnification hereunder or under the Corporation's Bylaws.

                                    ARTICLE 6
                                  SEVERABILITY

        In the event any provision (including any provision within a single article, section, paragraph or sentence) of these Articles should be determined by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, the remaining provisions and parts hereof shall not be in any way impaired and shall remain in full force and effect and enforceable to the fullest extent permitted by law.

                                    ARTICLE 7
              PRINCIPAL OFFICE, REGISTERED OFFICE, REGISTERED AGENT

        The address of the principal office of this Corporation is 2801 N.E. 208th Terrace, 2nd Floor, Miami, Florida 33180. The address of the initial registered office of this Corporation is 11900 Biscayne Blvd., Suite 604, Miami, Florida 33181 and the name of the initial registered agent of this Corporation at that address is: Joel Bernstein. The undersigned is familiar with and accepts the duties and obligations as registered agent for this Corporation.



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                                    ARTICLE 8
                                  INCORPORATOR

        The name and address of the person signing these Articles is Joel Bernstein, 11900 Biscayne Blvd., Suite 604, Miami, Florida 33181.

        IN WITNESS WHEREOF, the undersigned subscriber has executed these Articles of Incorporation this 24th day of January, 2000.

                                             ---------------------------------
                                             Joel Bernstein
                                             Incorporator and Registered Agent



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